Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S 8 of our report dated February 11, 2004 relating to the consolidated financial statements of Burlington Northern Santa Fe Corporation, which appears in Burlington Northern Santa Fe Corporation’s Annual Report on Form 10-K for the year ended December 31, 2003.

/s/PricewaterhouseCoopers LLP

Fort Worth, Texas

August 31, 2004